Proposed Amendment to the Eagle Bulk ShipCo Bond Terms to Facilitate the Financing of Scrubbers

STAMFORD, Connecticut., October 2, 2018 (GLOBE NEWSWIRE) -- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) (“Eagle Bulk” or the “Company”) announced today that it has mandated DNB Markets, Fearnley Securities and SEB to arrange a series of meetings commencing on October 5, 2018 with existing holders of the USD 200 million in aggregate principal amount of 8.250% Senior Secured Bonds due in November 2022 (OSLO BØRS: EBS01 (Bonds)) (the “Bonds”) issued by the Company’s wholly owned subsidiary Eagle Bulk Shipco LLC (“ShipCo”). The meetings are for the purpose of seeking approval from holders of the Bonds for an amendment (the “Proposed Amendment”) to the bond terms, dated November 22, 2017 (the “Bond Terms”), by and between Shipco, as issuer, and Nordic Trustee AS, which govern the Bonds, to allow for the use of proceeds from the sale of certain vessels that secure the Bonds (the “Security Vessels”) owned by Shipco for financing of four exhaust gas cleaning systems ("Scrubbers") to be retrofitted to its fleet of vessels and options to purchase 18 additional Scrubbers.

Reference is made to the Company’s previous announcement on September 4, 2018 where the Company indicated that it has entered into a series of agreements (the “Agreements”) for the order of the 19 Scrubbers. The Company intends to complete the installation of Scrubbers on the 19 vessels prior to January 1, 2020, which is the implementation date of the sulphur emission cap regulation set forth by the International Maritime Organisation.

As part of the Agreements, Shipco intends to install Scrubbers on four of the Security Vessels. In addition to these installations, Scrubbers may be installed on up to an additional 18 of the Security Vessels under the options agreements. The cost, including installation, is expected to be approximately USD 2 million per Scrubber.

ShipCo seeks to finance the installation of the Scrubbers through sources of funds, which may include available cash, cash flow from operations and proceeds from the sale of Security Vessels.

According to the Bond Terms, proceeds from sale of a Security Vessel can only be used towards either vessel acquisitions and/or tendering for outstanding Bonds. As described above, the Proposed Amendment is intended to allow for the use of proceeds from the sale of Security Vessels, up to a proposed USD 25 million for the partial financing of the Scrubbers.
This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security, including the Bonds, which have not been registered under the Securities Act of 1933, as amended. This announcement is also not a solicitation of consents with respect to the Proposed Amendment or any securities. No recommendation is being made as to whether holders of the Bonds should consent to the Proposed Amendment. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable securities or “blue sky” laws.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbor provided for under these sections. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with the timing of delivery of the Vessels as indicated above. Forward-looking statements reflect management’s current expectations and observations with respect to future events and financial performance. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements.

The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. If the Company updates one or more forward-looking statements, no inference should be made that the Company will make additional updates with respect to those or other forward-looking statements.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. Eagle Bulk owns one of the largest fleets of Supramax/Ultramax dry bulk vessels in the world. Supramax/Ultramax vessels, which are constructed with on-board cranes, range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

For further information, please visit our website: www.eagleships.com.

Company Contact
Frank De Costanzo
Chief Financial Officer

Eagle Bulk Shipping, Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media Contact
Rose & Company
Tel. +1 212-359-2228